Ernst & Young LLP One Commerce Square Suite 700 2005 Market Street Philadelphia, PA 19103	Tel: +1 215 448 5000 Fax: +1 215 448 5500 ey.com

June 5, 2025

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 8 to Form N-CSRS dated 6/5/2025 of Ambrus Funds and are in agreement with the statements contained in Paragraph one, two, three, and four of the Changes in and Disagreements with Accountants for Open-End Management Investment Companies. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

Philadelphia, Pennsylvania

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